UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Lazare Kaplan International Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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LAZARE KAPLAN INTERNATIONAL INC. 19 West 44th Street New York, New York 10036

____________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
 Thursday, November 8, 2007

     The Annual Meeting of Stockholders of Lazare Kaplan International Inc. will be held on Thursday, November 8, 2007 at 10:00 A.M. at the Sofitel Hotel, 45 West 44th Street, Second Floor, Trocadero Room, New York, New York 10036 for the following purposes:

1.	To elect directors for the ensuing year;

2.	To ratify the appointment of BDO Seidman, LLP as independent auditors for the Company for the fiscal year ending May 31, 2008;

3.	To consider and vote on a proposal to amend the Company’s Certificate of Incorporation to effect a reverse stock split immediately followed by a forward stock split of the Company’s shares of common stock; and

4.	To transact such other business as may properly come before the meeting or any adjournments thereof.

     The Board of Directors has fixed the close of business on September 14, 2007 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting and at any adjournments thereof.

By Order of the Board of Directors, LEON TEMPELSMAN, President

New York, New York
October 9, 2007

IMPORTANT

Management invites you to attend the meeting in person, but if you are unable to be present personally, please date, sign and return the enclosed proxy as promptly as possible. No postage is required if the proxy is returned in the enclosed envelope and mailed in the United States.

LAZARE KAPLAN INTERNATIONAL INC.
19 West 44th Street
New York, New York 10036

____________________

PROXY STATEMENT
____________________

2007 ANNUAL MEETING OF STOCKHOLDERS

     This Proxy Statement is furnished to stockholders of Lazare Kaplan International Inc., a Delaware corporation (the “Company”), in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board of Directors”) for use at the Annual Meeting of Stockholders of the Company to be held at 10:00 a.m. on Thursday, November 8, 2007 at the Sofitel Hotel, 45 West 44th Street, Second Floor, Trocadero Room, New York, New York 10036 and any adjournment or adjournments thereof (the “Annual Meeting”). This Proxy Statement, the attached Notice of Annual Meeting, the accompanying form of proxy and the Annual Report to Stockholders of the Company for the fiscal year ended May 31, 2007 are first being sent to stockholders of the Company on or about October 9, 2007.

     The record date for stockholders of the Company entitled to notice of, and to vote at, the Annual Meeting is the close of business on September 14, 2007 (the “Record Date”). On the Record Date, there were issued and outstanding 8,259,300 shares of the Company’s common stock, par value $1.00 per share (the “Common Stock”). All of such shares are of one class, with equal voting rights, and each holder thereof is entitled to one vote on all matters voted on at the Annual Meeting for each share registered in such holder’s name.

     Presence in person or by proxy of holders of 4,129,651 shares of Common Stock will constitute a quorum at the Annual Meeting. Assuming a quorum is present, (i) the affirmative vote by the holders of a plurality of the shares represented at the Annual Meeting and entitled to vote will be required to act on the election of directors and (ii) the affirmative vote by the holders of a majority of the shares represented at the Annual Meeting and entitled to vote will be required to act on all other matters to come before the Annual Meeting, including to ratify the selection of BDO Seidman, LLP as independent auditors for the current fiscal year.

     In accordance with applicable law, all stockholders of record on the Record Date are entitled to receive notice of, and to vote at, the Annual Meeting. If a stockholder, present in person or by proxy, abstains on any matter, the stockholder’s shares will not be voted on such matter. Thus, an abstention from voting on a matter has the same legal effect as a vote “against” the matter, even though a stockholder may interpret such action differently.

     A proxy submitted by a stockholder may also indicate that all or a portion of the shares represented by such proxy are not being voted by such stockholder with respect to a particular matter. This could occur, for example, when a broker is not permitted to vote shares of Common Stock held in street name on certain matters in the absence of instructions from the beneficial owner of the shares. Brokers who hold shares in street name have the authority to vote on certain routine matters on which they have not received instructions from their beneficial owners. Brokers holding shares in street name, who do not receive instructions, are entitled to vote on the election of directors and ratification of the appointment of the independent accountants, since such matters are considered to be routine. The shares subject to any such proxy which are not being voted with respect to a particular matter (the “nonvoted shares”) will be considered shares not present and not entitled to vote on such matter, although such shares may be considered present and entitled to vote for other purposes and will count for purposes of determining the presence of a quorum. (Shares voted to abstain as to a particular matter will not be considered nonvoted shares).

     A proxy in the accompanying form, which is properly executed, duly returned to the Company and not revoked will be voted in accordance with the instructions contained thereon. If no specific instructions are indicated on the proxy, the shares represented thereby will be voted FOR (i) the election of the persons nominated herein as directors and (ii) the ratification of the selection of BDO Seidman, LLP as the Company’s independent auditors for the current fiscal year, as well as in the discretion of the proxies with respect to such other business as properly may come before the Annual Meeting.

     Each proxy granted may be revoked by the person who granted it at any time (i) by giving written notice to such effect to the Secretary of the Company, (ii) by execution and delivery of a proxy bearing a later date, or (iii) by attendance and voting in person at the Annual Meeting; except as to any matter upon which, prior to such revocation, a vote shall have been cast at the Annual Meeting pursuant to the authority conferred by such proxy. The mere presence at the Annual Meeting of a person appointing a proxy does not revoke the appointment.

1. ELECTION OF DIRECTORS
(Item 1 on the Proxy Card)

     Five directors are to be elected at the Annual Meeting, to hold office until the next annual meeting of stockholders and until their successors are elected and have qualified. The five nominees for directors consist of persons currently serving as directors of the Company.

       Set forth below are the names, principal occupations and certain other information concerning the nominees.

	Positions and Offices With	Director
Name	Company or Principal Occupation	Since	Age
Maurice Tempelsman	Chairman of the Board of the Company since April	1984	78
	1984; General Partner of Leon Tempelsman &
	Son, an investment limited partnership, since
	January 1984

Leon Tempelsman	Vice Chairman of the Board of the Company since	1984	51
	April 1984; President of the Company since
	April 1986; General Partner of Leon
	Tempelsman & Son since January 1984

Lucien Burstein	Of Counsel, Warshaw Burstein Cohen Schlesinger	1984	85
	& Kuh, LLP, Attorneys since January 1, 2000;
	Secretary of the Company since 1984

Robert A. Del Genio	Member and Co-Founder, Conway Del Genio,	2001	49
	Gries & Co., LLC, Financial Advisors, since
	April 1998

Richard A. Berenson	Business Consultant since 2002; Managing Partner	2003	72
	of Berenson & Company, LLP for more than
	five years prior thereto; Director and Chairman
	of the Audit Committee of Monro Muffler
	Brake, Inc. since 2003

     Unless directed to the contrary, the persons named in the proxy will vote the shares represented thereby FOR the election of the nominees listed above. Management is informed that all of the nominees are willing to serve as directors, but if any of them should decline or be unable to act as a director, which is not anticipated, the persons named in the proxy will vote for the election of such other person or persons as management may recommend.

     The Company has standing Audit, Compensation and Stock Option Committees of the Board of Directors. The current members of each committee hold office until the next annual meeting of the Board of Directors and until their respective successors have been elected and qualified. The Audit Committee consists of Richard A. Berenson (who serves as Chairman of the Audit Committee), Robert A. Del Genio and Lucien Burstein. The Compensation Committee consists of Richard A. Berenson, Robert A. Del Genio and Lucien Burstein. The Stock Option Committee consists of Richard A. Berenson, Robert A. Del Genio and Lucien Burstein. The Board of Directors does not have a Nominating Committee or a committee performing such functions. Pursuant to Section 804 of the American Stock Exchange’s Company Guide, such a committee is not required. All persons nominated for membership on the Board of Directors are recommended and selected by a majority of the independent directors comprising the then current Board of Directors. Three members of the Board of Directors, constituting a majority, are considered to be “independent.” These members are Richard A. Berenson, Robert A. Del Genio and Lucien Burstein.

     It is the Company’s policy that all directors are invited to and encouraged to attend Annual Meetings of Stockholders, and all current members of the Board of Directors attended the Annual Meeting of Stockholders held on November 10, 2006.

     The Audit Committee confers with the independent auditors and financial officers of the Company, oversees the Company’s internal controls, audits, financial reporting and compliance programs, recommends to the Board of Directors the independent auditors to be selected to audit the Company’s annual financial statements and oversees the activities of the auditors, reviews reports submitted by the auditors, establishes or reviews and monitors compliance with codes of conduct of the Company, inquires about procedures for compliance with laws and regulations relating to the management of the Company, approves any special assignments given to the independent auditors and reports and makes recommendations to the Board of Directors. The Board of Directors adopted an Amended and Restated Charter for the Audit Committee in August 2004 (a copy of which is attached hereto as Exhibit A). Messrs. Berenson, Burstein and Del Genio are “independent” members of the Board of Directors as defined by the applicable listing standards of the American Stock Exchange. The Board of Directors has determined that Mr. Berenson is an “audit committee financial expert,” as that term is defined in the rules of the Securities and Exchange Commission implementing requirements of the Sarbanes-Oxley Act of 2002. Further information on the responsibilities of the Audit Committee is set forth in the Audit Committee Report below.

     The Compensation Committee is responsible for recommending to the Board of Directors policies with respect to compensation and benefits of the Chairman of the Board and the Vice Chairman of the Board and President of the Company and for fixing the compensation and benefits of the other executive officers of the Company.

     The Stock Option Committee is responsible for administering the Company’s 1997 Long Term Stock Incentive Plan, as amended (the “Plan”), including the designation of employees to be granted options, prescribing the terms and conditions of options granted under the Plan, interpreting the Plan and making all other determinations deemed necessary for the administration of the Plan. The duties of the Compensation Committee and Stock Option Committee are more fully set forth in the section “Compensation Discussion and Analysis” below.

     During the fiscal year ended May 31, 2007, there were six meetings of the Board of Directors, four meetings of the Audit Committee, one meeting of the Compensation Committee and two meetings of the Stock Option Committee. Each incumbent director attended at least 75% of the total number of meetings of the Board and all of the committees thereof on which he served during the fiscal year.

Audit Committee Report

     The Audit Committee has reviewed and discussed with the management of the Company the audited financial statements as of and for the fiscal year ended May 31, 2007. In addition, the Audit Committee has discussed with the independent auditors the matters required to be discussed by SAS 61 (Communication with Audit Committees), as amended. The Audit Committee has received from the independent auditors the written disclosures and the letter required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with its auditors their independence.

     The Audit Committee functions pursuant to the Amended and Restated Charter referred to above. The Audit Committee discusses with the Company’s independent auditors the overall scope and plans for their audits. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

     Based upon the Audit Committee’s discussions with management and the independent auditors referred to above and the Audit Committee’s review of the representations of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended May 31, 2007. The Committee has also approved, subject to the shareholders’ ratification, the decision to retain BDO Seidman,

LLP (“BDO Seidman”) as the Company’s independent auditors for the fiscal year ending May 31, 2008.

     Each member of the Audit Committee is “independent” under the rules of the American Stock Exchange as currently in effect. In addition, the Board of Directors has determined each of the Audit Committee members to be financially literate and Richard A. Berenson to be a “financial expert,” as that term is defined in Item 401(h) of Regulation S-K.

SUBMITTED BY THE AUDIT COMMITTEE
Richard A. Berenson, Chairman
Robert A. Del Genio
Lucien Burstein

Auditors and Fees

     The Audit Committee selected BDO Seidman as the Company’s independent auditor for the past fiscal year and BDO Seidman was ratified as the Company’s independent auditor at the Company’s Annual Meeting on November 10, 2006.

     During the last three fiscal years ended May 31, 2007, there have been no disagreements with the Company’s independent auditors on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the Company’s independent auditors’ satisfaction, would have caused the independent auditors to make reference thereto in the independent auditors’ reports on the financial statements for such years.

     During the last three fiscal years ended May 31, 2007, there have been no “reportable events,” as such term is defined in Item 304(a)(1)(v) of Regulation S-K of the Securities and Exchange Commission.

     The following table shows the fees paid or accrued for audit services and fees paid or accrued for audit-related, tax and all other services rendered by BDO Seidman for each of the last two fiscal years:

	Fiscal Year 2007	Fiscal Year 2006

Audit Fees(1)	$263,960	$269,396

Audit-Related Fees(2)	$13,800	$5,500

Tax Fees(3)	––	––

All Other Fees(4)	––	––

(1) Audit Fees consist of fees billed for professional services rendered for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s public reports or services that are normally provided by BDO Seidman in connection with statutory and regulatory filings or engagements.

(2) Audit-Related Fees consist of assurance and related services by BDO Seidman that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “Audit Fees.”

(3) Tax Fees consist of fees billed for professional services rendered by the principal accountant for tax compliance, tax advice, and tax planning.

(4) All Other Fees consist of fees billed for products and services provided by BDO Seidman, other than the services reported in the sections above.

Audit Committee Pre-Approval Policy

     The policy of the Audit Committee is to require that all audit and non-audit services to be provided to the Company by the Company’s auditors must be approved by the Audit Committee before such services are provided by the auditors.

Security Ownership

     The following table sets forth information regarding the ownership of shares of the Common Stock as of the Record Date by those persons known by the Company to own beneficially more than 5% of the outstanding shares of the Common Stock. All information in the table is based upon reports filed by such persons with the Securities and Exchange Commission and upon responses to questionnaires submitted by such persons to the Company in connection with the preparation of this proxy statement. Except as noted in the footnotes, such persons have indicated that they have the sole power to vote and to dispose of their respective shares of the Common Stock.

	Amount and
	Nature of
Name and Address	Beneficial	Percent
of Beneficial Owner	Ownership	of Class

Maurice Tempelsman(1)	4,535,259	54.9%
19 West 44th Street
New York, New York 10036

Leon Tempelsman(2)	4,886,019	59.2%
19 West 44th Street
New York, New York 10036

Fifth Avenue Group LLC(3)	2,151,103	26.0%
1 Rockefeller Plaza
New York, New York 10020

Dimensional Fund Advisors Inc.(4)	570,919	6.9%
1299 Ocean Avenue
Santa Monica, California 90401

(1)	Consists of 1,730,409 shares held by Maurice Tempelsman in three grantor retained annuity trusts created on December 21, 2004 of which Leon Tempelsman is the trustee, 6,434 shares owned directly by Maurice Tempelsman, 1,528,416 shares owned by Leon Tempelsman & Son, a New York limited partnership (“LTS”) of which each of Maurice Tempelsman and Leon Tempelsman, as sole general partners, has sole power to vote and dispose, 90,000 shares which are the subject of currently exercisable options granted to Mr. Tempelsman pursuant to the Plan and 1,180,000 shares subject to an irrevocable proxy (the “Fifth Avenue Proxy”) from Fifth Avenue Group, LLC, a New York limited liability company (“Fifth Avenue”), given to Maurice and Leon Tempelsman in connection with the transaction described under “Certain Transactions with Fifth Avenue Group”. The Fifth Avenue Proxy is effective until the earlier of (i) January 18, 2010, (ii) the date on which neither Maurice Tempelsman nor Leon Tempelsman shall be the Chief Executive Officer or the President or the Chairman of the Company possessing managerial control over the Company’s operations, subject to the direction of the Board of Directors of the Company or (iii) the date Fifth Avenue beneficially owns more shares of common stock of the Company than Maurice Tempelsman and Leon Tempelsman in the aggregate. Maurice Tempelsman disclaims beneficial ownership of the shares owned directly or as custodian by Leon Tempelsman, shares as to which Leon Tempelsman has been granted a proxy by any family members, and shares that are the subject of currently exercisable options granted to Leon Tempelsman. Fifth Avenue has commenced a legal proceeding against the Company in which it is seeking, among other things, a declaratory judgment that any future purchaser of the Treasury Shares (defined below) would not be subject to the Fifth Avenue Proxy in connection with a private sale. See “Certain Transactions with Fifth Avenue” below.

(2)	Consists of 1,730,409 shares held in three grantor retained annuity trusts created on December 21, 2004 for Maurice Tempelsman of which Leon Tempelsman is the trustee, 46,166 shares held by two trusts created by the estate of his late brother-in-law of which Leon Tempelsman is a co-trustee, 97,957 shares owned directly by Leon Tempelsman, 2,240 shares held by the spouse of Leon Tempelsman, 26,816 shares owned by his sister, Rena Speisman, 2,708 shares owned by the estate of her late husband, 32,025 shares owned by his sister, Marcy Meiller, and 34,641 shares owned by Rena Speisman as custodian for her children, as to all of which shares Leon Tempelsman has been granted a proxy. Number and percentage of shares also include 34,641 shares held by Leon Tempelsman as custodian for his children, 170,000 shares which are the subject of currently exercisable options granted to Mr. Tempelsman pursuant to the Plan, 1,528,416 shares owned by LTS, of which each of Maurice and Leon Tempelsman, as the sole general partners, has sole power to vote and dispose and the 1,180,000 shares subject to the Fifth Avenue Proxy. Leon Tempelsman disclaims beneficial ownership of the shares owned directly by Maurice Tempelsman and shares that are the subject of currently exercisable options granted to Maurice Tempelsman.

(3)	Consists of shares beneficially owned by Fifth Avenue. Matthew Fortgang and the Revocable Trust for the Benefit of Susan Fortgang dated May 23, 1996, each as members of Fifth Avenue, may be deemed to be a beneficial owner of such shares. Of the 2,151,103 shares, 1,180,000 are subject to the Fifth Avenue Proxy. The information contained herein is based solely on a Schedule 13G, dated January 2, 2002, of Fifth Avenue, as amended through February 26, 2002.

(4)	Consists of shares as to which Dimensional Fund Advisors Inc., a registered investment advisor (“DFA”), possesses voting and/or dispositive power in its role as investment advisor or investment manager to certain registered investment companies and other investment vehicles (the “Funds”). DFA disclaims beneficial ownership of the shares held by the Funds. The information contained herein is based solely on a Schedule 13G/A, dated February 9, 2007, of DFA.

     The following table reflects as of the Record Date the beneficial ownership of shares of Common Stock of the Company by each of the directors, nominees and executive officers and by all directors and officers as a group (six persons).

	Amount and
Name	Nature of
	Beneficial Ownership	Percent of Class

Maurice Tempelsman(1)(2)	4,535,259	54.9%
Leon Tempelsman(1)(3)	4,886,019	59.2%
Lucien Burstein	1,500	less than 0.1%
Robert A. Del Genio	1,000	less than 0.1%
Richard A. Berenson	1,000	less than 0.1%
William H. Moryto(4)	85,000	1.0%
All directors and officers as a group(1)-(4)	5,070953	61.4%

(1)	Maurice Tempelsman, the Chairman of the Board and a director of the Company, is the father of Leon Tempelsman.

(2)	Consists of 1,730,409 shares held by Maurice Tempelsman in three grantor retained annuity trusts created on December 21, 2004 of which Leon Tempelsman is the trustee, 6,434 shares owned directly by Maurice Tempelsman, 1,528,416 shares owned by LTS of which each of Maurice Tempelsman and Leon Tempelsman, as sole general partners, has sole power to vote and dispose, 90,000 shares which are the subject of currently exercisable options granted to Mr. Tempelsman pursuant to the Plan and 1,180,000 subject to the Fifth Avenue Proxy. Maurice Tempelsman disclaims beneficial ownership of the shares owned directly or as custodian by Leon Tempelsman, shares as to which Leon Tempelsman has been granted a proxy by any family members, and shares that are the subject of currently exercisable options granted to Leon Tempelsman.

(3)	Consists of 1,730,409 shares held in three grantor retained annuity trusts created on December 21, 2004 for Maurice Tempelsman of which Leon Tempelsman is the trustee, 46,166 shares held by two trusts created for the estate of his late brother-in-law of which Leon Tempelsman is a co-trustee, 97,957 shares owned directly by Leon Tempelsman, 2,240 shares held by the spouse of Leon Tempelsman, 26,816 shares owned by his sister, Rena Speisman, 2,708 shares owned by the estate of her late husband, 32,025 shares owned by his sister, Marcy Meiller, and 34,641 shares owned by Rena Speisman as custodian for her children, as to all of which shares Leon Tempelsman has been granted a proxy. Also includes 34,641 shares held by Leon Tempelsman as custodian for his children, 170,000 shares which are the subject of currently exercisable options granted to Mr. Tempelsman pursuant to the Plan, 1,528,416 shares owned by LTS, of which each of Maurice and Leon Tempelsman, as the sole general partners, has sole power to vote and dispose and the 1,180,000 shares subject to the Fifth Avenue Proxy. Leon Tempelsman disclaims beneficial ownership of the shares owned directly by Maurice Tempelsman and shares that are the subject of currently exercisable options granted to Maurice Tempelsman.

(4)	Consists of 85,000 shares that are the subject to currently exercisable options granted to Mr. Moryto pursuant to the Plan.

       Certain Transactions with Fifth Avenue

     On February 11, 2002 (the “Closing Date”), the Company sold to Fifth Avenue an aggregate of 1,305,000 shares of its common stock, par value $1.00 per share (including 1,180,000 shares issued and held in the Company’s treasury (“Treasury Shares”) and 125,000 authorized but unissued shares), at a price of $9.00 per share pursuant to a Stock Purchase Agreement (“SPA”) dated as of January 18, 2002 with Fifth Avenue. The SPA provides for a ten-year standstill period commencing on the Closing Date during which Fifth Avenue and its affiliates and associates will not acquire 24.9% or more of the outstanding shares of common stock of the Company, participate in any proxy dispute involving the Company, transfer their stock of the Company or interests in Fifth Avenue except as provided in the SPA or engage in certain other activities as described in the SPA.

     In connection with, and as a condition precedent to, the closing of the SPA, the Rights Agreement dated as of July 31, 1997 between the Company and ChaseMellon Shareholder Services, LLC (“Rights Agreement”) was modified by an amendment thereto (“Amendment to Rights Agreement”) dated as of January 17, 2002, between the Company and Mellon Investor Services LLC (f/k/a ChaseMellon Shareholder Services, LLC) (“Mellon”), which, among other things, amended the definition of “Acquiring Person” as it applies only to Fifth Avenue, so that unless and until Fifth Avenue and its affiliates and associates (as such terms are defined in Rule 12b-2 under the Securities Exchange Act of 1934) own beneficially 24.9% (rather than 15% which would have applied without the amendment, which percentage was reduced to 10% pursuant to the Amended and Restated Rights Agreement, dated as of April 24, 2007, between the Company and Mellon) or more of the common stock of the Company, Fifth Avenue will not be deemed an “Acquiring Person” for purposes of such Rights Agreement. Under the Rights Agreement, no person or entity, including Fifth Avenue, will be deemed to be an “Acquiring Person” if such person or entity’s ownership exceeds the percentage threshold solely as a result of a decrease in the number of outstanding shares by virtue of a repurchase of stock by the Company or similar event. Fifth Avenue currently beneficially owns 26.0% of the Company’s shares due to the Company’s share repurchase program, not through acquisitions by Fifth Avenue.

     Simultaneously with the execution and delivery of the SPA, Fifth Avenue, Maurice Tempelsman and Leon Tempelsman (the “Tempelsmans”), entered into a Shareholders Agreement dated as of January 18, 2002 (“Shareholders Agreement”) pursuant to which, Fifth Avenue delivered to the Tempelsmans on the Closing Date an irrevocable proxy to vote the Treasury Shares purchased pursuant to the SPA on the Closing Date, subject to certain limitations, including an eight-year term. See footnotes 1 and 2 to “Security Ownership” under “Election of Directors” above. The Shareholders Agreement also provides, under certain circumstances effective upon the closing of the transactions contemplated by the SPA, that if the Tempelsmans should in the future want to sell all or any portion of their shares of common stock in the Company, Fifth Avenue shall have “tag along” rights and the Tempelsmans shall have “drag along” rights as described in the Shareholders Agreement.

     On September 1, 2006, Fifth Avenue filed a Complaint for a Declaratory Judgment and Other Relief in the Supreme Court of the State of New York, County of New York, against the Company and Mellon Investor Services, the Transfer Agent for the Company. The Complaint seeks, among other things, a declaratory judgment that the Treasury Shares are not "restricted stock" pursuant to Rule 144(k) of the Securities Exchange Act of 1934 and that any subsequent purchaser of such shares would not be subject to the Fifth Avenue Proxy in connection with the private sale. On or about October 8, 2006, the Company filed an Answer and Counterclaims denying all allegations of wrongdoing, denying Fifth Avenue's entitlement to the declaratory judgment and other relief it seeks, and asserting various affirmative defenses. The Company also asserted three counterclaims against Fifth Avenue, seeking a declaratory judgment, an injunction, and an award of attorneys' fees, based on the Company’s contention that intended sale of certain other shares of the Company's stock which it owns is subject to the Company's contractual rights of consent and first refusal, and cannot proceed without affording the Company such rights. Since the filing of the Company's Answer and Counterclaims, there has been no discovery or other activity in this action.

Section 16(a) Beneficial Ownership Reporting Compliance

     Based solely upon a review of Forms 4 filed with the Securities and Exchange Commission under the Exchange Act and a review of written representations received by the Company, no person who at any time during the fiscal year ended May 31, 2007 was a director, executive officer or beneficial owner of more than 10% of the outstanding shares of Common Stock failed to file, on a timely basis, reports required by Section 16(a) of the Exchange Act.

Compensation Discussion and Analysis

Background and Overview

The following Compensation Discussion and Analysis describes the material elements of compensation for the Company’s executive officers. The Company’s executive compensation program (other than as it relates to stock options) is administered by the Compensation Committee of the Board of Directors, and the Plan is administered by the Stock Option Committee of the Board of Directors. As detailed above, the Compensation Committee and the Stock Option Committee are each currently comprised of all of the independent directors. The Compensation Committee does not have a charter. The Compensation Committee annually recommends the cash compensation and benefits for the Chairman and the Vice Chairman and President and fixes the cash compensation and benefits for the other executive officers of the Company. Following the Compensation Committee’s review, approval and recommendation, all matters relating to compensation for the executive officers (other than as it relates to stock options) are submitted to the full Board for approval. In its administration of the Plan, the Stock Option Committee, in its sole discretion, determines option recipients, who include the executive officers, and the number of shares subject to each option. The Company recently engaged Mercer, Inc. (“Mercer”) to provide a report assessing the Company’s executive officer and outside director compensation competitiveness. The Company intends to consider the results of the report in determining compensation for its executive officers and outside directors during fiscal year 2008.

Compensation Policies and Objectives

     During Fiscal 2007, the following policies were used by the Compensation Committee to set a general framework within which specific compensation decisions were made:

  The Company’s executive pay program is intended to attract and retain top management talent and to motivate and reward performance.
  Incentive compensation varies with relative Company performance and a given individual’s contribution to that performance.
  The Plan is designed to reinforce and encourage achievement of the Company’s short-term and long-term financial and strategic goals by aligning the interests of certain key Company employees and the Company’s stockholders.

Elements of Compensation

Base Salary

     The Compensation Committee determines base salary levels by evaluating individual performance with specific input from the President (excluding input for his own performance). Increases in base salary are based upon periodic evaluations of such factors as demonstrated leadership ability, competitive trends within the industry, level of responsibility, and overall perceived future contribution to the Company. In connection with the compensation of

Leon Tempelsman as President of the Company, the Compensation Committee maintains the belief that Mr. Tempelsman’s compensation still stands below the compensation of executives with similar responsibilities in companies of similar size. The Compensation Committee continues to recognize Mr. Tempelsman’s contribution to the overall management of the Company and the Company’s retention and expansion of its strategic and market positions in the world diamond market.

Cash Bonus

     Bonus payments are recommended to the Board by the Compensation Committee for employees it felt performed exceptionally during the past year. This component of the compensation package is designed to reward past performance and encourage similarly exceptional future performance. Bonuses are paid after the end of the calendar year to which they relate.

Matching 401(k) Plan

     The Company offers all full-time employees in the United States and Puerto Rico, including the executive officers, the opportunity to participate in a matching 401(k) plan. The Company will match employee contributions in an amount equal to $.50 for every pre-tax dollar contributed by the employee up to a maximum of 6% of the first $20,000 of the employee’s compensation, provided the Company’s pre-tax earnings exceed $3.5 million for the fiscal year ending within the calendar year to which the matching contribution relates. For the year ended December 31, 2006, the Company made no matching contributions.

Stock Option Grants

     The Company periodically grants stock options in order to provide certain of its key employees with a long-term incentive award as part of a competitive total compensation package, and to reward them for their contribution to the ongoing process of achieving the Company’s long-term goals. These grants are also intended to align the interests of the Company’s key employees with those of the stockholders, thereby encouraging these employees to increase stockholder value. During Fiscal 2007, no options were granted under the Plan.

     The Stock Option Committee, in its sole discretion, determines option recipients and the number of shares subject to each option. In determining the number of shares to be covered by each option, the Stock Option Committee will take into account the present and potential contributions of the respective participants to the success of the Company, the anticipated number of years of effective service remaining and such other factors as the Stock Option Committee deemed relevant in connection with accomplishing the purposes of the Plan.

     Each option granted under the Plan expires ten years after the date of grant and is exercisable at the fair market value of the shares subject to the option on the date of grant; except that incentive stock options granted to any person who, at the time the option is granted, owns stock possessing more than 10% of the combined voting power of all classes of the stock of the Company, expire five years after the date of grant and are exercisable at 110% of the fair market value of the shares subject to the option on the date of grant.

Retirement Benefit Plans

     Effective January 1, 2005, the Company adopted a Supplemental Executive Retirement Benefit Plan for the benefit of William H. Moryto and amended the Supplemental Executive Retirement Benefit Plan it had established in 1997 for the benefit of Leon Tempelsman. (Each of these Supplemental Executive Retirement Benefit Plans will be referred to herein as a “SERP”).

     The Company purchased individual whole life insurance policies on the lives of Mr. Tempelsman and Mr. Moryto that call for annual premiums of $60,000 and $50,000, respectively. Each of Mr. Tempelsman and Mr. Moryto has the right to name the person to whom his share of the death benefit under the policy on his life is to be paid. Each policy is designed to continue in force after Mr. Tempelsman or Mr. Moryto attains the age of 65 without any further premium payments. The Company has the right to name itself as the person to which the entire death benefit under a policy is to be paid, in which case it will be required, as described below, to pay the Executive’s estate a sum equal to 158% of the portion of the death benefit under the policy to which his beneficiary would have been entitled absent such election. Each SERP permits the Company to access the cash surrender value of the related life insurance policy (either through withdrawals or policy loans) in order to fund the retirement benefits payable to Mr. Tempelsman or Mr. Moryto, and the Company expects to do so.

     If at the time of Mr. Tempelsman’s or Mr. Moryto’s death, (i) he had retired from the Company and had neither attained the age of 65 nor become “Change in Control Vested” (as described below) by the time of his retirement, (ii) he had been fired for cause, (iii) he had received a “Change in Control Payment” (as described below), or (iv) the Company had named itself sole beneficiary under the policy on his life, the Company will receive the entire death benefit under that policy. Otherwise, the Company will receive a portion of that death benefit equal to the aggregate premiums it paid under the policy and the estate of Mr. Tempelsman or Mr. Moryto will receive the balance of that death benefit.

     If Mr. Tempelsman or Mr. Moryto (i) retires after attaining the age of 65, (ii) retires prior to attaining age 65 at a time when he is “Change in Control Vested,” or (iii) is fired without cause, he will receive a retirement benefit during his “retirement period” (i.e., a period which, at his option can range between ten and twenty years) in an aggregate amount approximately equal to 158% of the sum of (x) the amount by which the cash value of the related policy at the close of the year in which he retires (or the cash value the policy would have if the Company had paid all of the annual premiums, when due, and had not accessed any portion of the cash surrender value) exceeds the amount necessary to purchase, on the last day of his retirement period, a paid-up policy on his life equal to the aggregate premiums the Company paid prior to that day; and (y) all of the dividends earned on the related policy during the retirement period.

      If any of the conditions described in the preceding paragraph have been satisfied on or before Mr. Tempelsman’s or Mr. Moryto’s date of death, but if the Company has named itself sole beneficiary under the related policy, his estate will receive a sum equal 158% of the amount by which the death benefit paid to the Company (or, if greater, the death benefit that would have been paid if the Company had paid all of the annual premiums, when due, and had not accessed any portion of the cash surrender value except to fund retirement benefits) exceeds the aggregate premiums it paid under that policy. If the issuer of a policy, on account of financial distress, is unable to provide the Company with funding for a SERP, the Company will be obligated to pay Mr. Tempelsman or Mr. Moryto a series of reduced retirement benefit payments during his retirement period and look to the issuer for reimbursement.

     The Company will pay Mr. Tempelsman and Mr. Moryto an annual bonus in an amount equal to the income tax payable by each on the value of the term insurance protection received by him in such calendar year. These bonuses will continue under most circumstances until each attains the age of 75.

     Mr. Tempelsman’s and Mr. Moryto’s rights under his SERP in the event of a change of control depend on whether the transaction is a “Nonstatutory Change in Control” (i.e., a transaction which results in a person or group acquiring between a 30% and 50% stake in the Company’s voting power) or a “Statutory Change in Control” (i.e., a transaction which results in a person or group acquiring more than a 50% stake in the Company’s voting power).

     Mr. Tempelsman’s and Mr. Moryto’s rights under his SERP will fully vest if he becomes “Change in Control Vested” by working for two full years following a Nonstatutory Change in Control and then quitting prior to the fourth anniversary of that transaction or within the first two years following a subsequent Nonstatutory Change of Control. In such case, he will generally be treated for purposes of the SERP as if he continued to work for the Company until attaining the age of 65 and then retired. Mr. Tempelsman’s and Mr. Moryto’s rights under his SERP will fully vest if he becomes “Change in Control Vested” by working for one full year following a Statutory Change in Control and then quitting. In such case, he will generally be treated for purposes of the SERP as if he continued to work for the Company until attaining the age of 65 and then retired.

     If the Company enters into a transaction which would result in a Nonstatutory Change in Control and fails to receive a guarantee of its obligations under a SERP from the acquiror or a direct or indirect parent of the acquiror which has a net book value (or net worth) of at least $250 million, the Company will be obligated to deposit an amount into a segregated account described below as if the transaction had been a Statutory Change in Control.

     Upon a Statutory Change in Control, the Company will be obligated to deposit into a segregated account a sum equal to the present value (determined at the time of such Statutory Change in Control using a 4% discount rate) of the payments he would receive under the SERP if (i) the dividend rate earned on the related policy for all years beginning after the Statutory Change in Control were the greater of 6.5% or the actual average rate earned on that policy during the three-year period ending with the close of the immediately preceding year, and (ii) he received his retirement benefits over a 240-month period starting with the month in which he attained the age of 65 and died on his 85th birthday. Amounts held in this account can be used only to fund premiums and to pay amounts due to the Executive under the Plan.

     If Mr. Tempelsman or Mr. Moryto were fired without cause at any time prior to the Statutory Change in Control or could, by quitting become Change in Control Vested at the time of the Statutory Change in Control, he would be entitled to receive the amount described above (determined as at the date of such Statutory Change in Control) promptly following the transaction. If he is not entitled to receive such amount at the time of the Statutory Change of Control, he would become entitled to receive it upon the earlier of (i) the first day on which he could become Change in Control Vested by quitting, (ii) being fired without cause following such Statutory Change in Control, or (iii) the Company violating certain covenants relating to the account and the insurance policy. In such case, such amount will be determined as at the date of the relevant event. Payments due under the foregoing arrangement will bear late interest at the rate of 18% per year.

Executive Compensation

Summary of Compensation

     The following Summary Compensation Table sets forth information concerning compensation for services in all capacities awarded to, earned by or paid to the Company’s chief executive officer and the other most highly compensated executive officers of the Company during the fiscal year ended May 31, 2007.

						Change in
						Pension Value
						and
					Non-Equity	Nonqualified
Name and			Stock	Option	Incentive Plan	Deferred	All Other
Principal	Salary	Bonus	Awards	Awards	Compensation	Compensation	Compensation
Position	($)	($) (1)	($) (1)	($) (1)	($)	Earnings($)	($) (2)	Total ($)
Maurice
Tempelsman,
Chairman of
the Board	$337,250	$0	$0	$0	$0	$0	$0	$337,250
Leon
Tempelsman,
Vice
Chairman of
the Board
and President	$513,000	$0	$0	$ 0	$0	$0	$12,899	$525,899
William H.
Moryto, Vice
President and
Chief
Financial
Officer	$377,000	$0	$0	$0	$0	$0	$4,442	$381,442

(1)	The Compensation Committee did not award any bonuses or grant any stock options to the Company’s executive officers this fiscal year.

(2)	Includes (i) premiums paid by the Company on an individual life insurance policy purchased by the Company and (ii) an amount sufficient to reimburse the Executive for the federal, state and local income tax payable by him on account of the insurance policy on his life maintained by the Company under the Retirement Benefit Plan and on account of receipt of such reimbursement. See “Potential Payment Upon Termination or Change of Control,” below.

Grants of Plan Based Awards

     The Company did not grant any stock options during Fiscal 2007. The Company also did not grant any stock appreciation rights during Fiscal 2007.

Outstanding Equity Awards at Fiscal Year-End

     The following table contains information concerning the number and value of exercisable and unexercisable options as well as the number and value of unvested restricted stock awards at May 31, 2007.

	Option Awards				Stock Awards
	Number of	Number of			Number of	Market
	Securities	Securities			Shares or	Value of
	Underlying	Underlying			Units of	Shares or
	Unexercised	Unexercised			Stock That	Units of
	Options –	Options –	Option	Option	Have Not	Stock That
	Number	Number	Exercise	Expiration	Vested	Have Not
Name	Exercisable(1)	Unexercisable	Price ($)	Date	(#)	Vested ($)
Maurice	40,000	—	$8.80	4/8/09	—	—
Tempelsman	50,000		$10.56	4/12/10
Leon Tempelsman	40,000	—	$10.375	1/15/08	—	—
	60,000		$8.80	4/8/09
	70,000		$10.56	4/12/10
William H. Moryto	10,000	—	$9.00	5/15/10	—	—
	10,000		$5.00	12/27/10
	20,000		$6.55	4/10/12
	15,000		$5.48	4/17/13
	15,000		$7.00	5/12/14
	15,000		$9.60	4/12/15

(1)	All shares underlying each recipient’s unexercised options have vested.

Option Exercises and Stock Vested

     The following table sets forth information regarding the number of options and stock awards exercised and vested, respectively, and the related value received during the fiscal year for the executive officers named in the Summary Compensation Table above.

	Option Awards		Stock Awards
	Number of Shares		Number of Shares	Value
	Acquired on	Value Realized on	Acquired on	Realized on
Name	Exercise(#)	Exercise($)(1)	Vesting(#)	Vesting($)
Maurice Tempelsman	60,000	$51,600	—	—
Leon Tempelsman	65,000	$55,900	—	—
William H. Moryto	—	—	—	—

(1)	Value realized was calculated by multiplying (x) the number of shares acquired on exercise by (y) the difference between (i) $8.07 (the market price of the Company’s shares on the date of exercise on April 10, 2007) and (ii) $7.21 (the exercise price of the options).

Pension Benefits

     The following table sets forth information regarding pension benefits for the executive officers named in the Summary Compensation Table above.

Pension Benefits
			Present Value of
		Number of Years	Accumulated	Payments During
Name	Plan Name	Credited Service (#)	Benefit ($)(1)	Last Fiscal Year ($)
Maurice Tempelsman	—	—	—	—
Leon Tempelsman	Leon Tempelsman	NA	$2,107,656	$0
	SERP
William H. Moryto	William H. Moryto	NA	$1,535,639	$0
	SERP

(1)	The accumulated benefit is based on the SERP’s provisions and applicable statutory and regulatory requirements, without regard to the executive officer’s historical compensation or length of service. The present value has been calculated assuming the named executive officer will remain in service until age 65 and then retires and dies upon attaining age 85. The present value has been calculated at a discount rate of 4 percent.

Potential Payment Upon Termination or Change in Control

     As described above under “Retirement Benefit Plans,” the Company adopted SERPs for Messrs. Leon Tempelsman and William Moryto. The value of benefits upon termination or change in control under the SERPs under certain circumstances is detailed in the table below.

			“Nonstatutory” Change in		“Statutory” Change in
	No Change in Control		Control		Control
				Retirement On		Retirement On
				or After		or After
				Second		First
	Non-Casual		Non-Casual	Anniversary of	Non-Casual	Anniversary of
	Termination		Termination	“Nonstatutory”	Termination	“Statutory”
Executive	of	Normal	of	Change in	of	Change in
Officer (1)	Employment	Retirement	Employment	Control	Employment	Control
Leon	$5,057,419(2)	$5,057,419(2)	$5,057,419(2)	$5,057,419(2)	$2,107,656(3)	$2,191,962(4)
Tempelsman
William	$4,097,254(2)	$4,097,254(2)	$4,097,254(2)	$4,097,254(2)	$1,535,639(3)	$1,597,064(4)
Moryto

(1)	Unless otherwise specified, all amounts have been calculated based upon termination (whether voluntary or involuntary) of an executive officer’s employment on May 31, 2007.

(2)	The foregoing assumes that the named executive officer (i) elects a 10-year payout starting at age 65, and (ii) dies upon attaining age 85. The term “normal retirement” refers to retirement at age 65. Based on the foregoing assumptions, (i) approximately $3,538,201 of the total amount payable to Mr. Tempelsman is payable over a 10-year period beginning in 2021, with the balance payable in 2041 and (ii) approximately $2,953,493 of the total amount payable to Mr. Moryto is payable over a 10-year period beginning in 2024, with the balance payable in 2044.

(3)	Approximate net present value payable in a lump sum at date of termination or, if later, at the date of Change in Control.

(4)	This amount assumes the named executive officer retires on May 31, 2008.

Employment Contracts and Termination of Employment and Change in Control Arrangements

     Except for an employment letter dated as of May 15, 2000 between Mr. Moryto and the Company setting forth the terms of his at-will employment relationship, the Company has no other employment contract with any of its executive officers named in the Summary Compensation Table. Mr. Moryto and the Company have also entered into a non-competition agreement effective as of May 15, 2000 pursuant to which he has agreed not to compete with the business of the Company or engage in the other activities referred to therein for a period of nine months following the termination of his employment. In consideration of his entering into such agreement, the Company has agreed to make payments equivalent to nine months of his then current compensation and to continue to provide insurance benefits in the event of the termination of his employment by the Company other than for cause, such amount to be paid in accordance with the Company’s normal payroll practices.

     The incentive stock options granted by the Company to its executive officers provide that if employment with the Company is terminated for any reason other than retirement, the options must be exercised within the earlier of the balance of the option period or three months from the date of termination (one year in the case of termination as a result of death, disability or retirement following ten years of employment) unless otherwise extended by the Stock Option Committee. No option shall be exercisable by a participant after termination of employment or association for cause. Other than the Plan, the Company does not have any program providing compensation to its executive officers that is intended to serve as an incentive for performance to occur over a period longer than one fiscal year.

For a full description of the change in control provisions contained in the SERPs see the discussion of such provisions in “Retirement Benefit Plans” above.

Director Summary Compensation

     The following table discloses the cash, equity awards and other compensation earned, paid or awarded, to each of the Company’s current directors during the fiscal year ended May 31, 2007.

	Fees Earned or
	Paid in Cash	Stock	Option	All Other
Name(1)	($)	Awards	Awards	Compensation(2)	Total

Lucien Burstein	$25,000	—	—	—	$25,000

Robert A. Del
Genio	$25,000	—	—	—	$25,000

Richard A.
Berenson	$40,000	—	—	—	$40,000

(1) Maurice Tempelsman and Leon Tempelsman do not receive a fee for their service on the Board and, as executive officers of the Company; their compensation is fully reflected in the Summary Compensation Table.

(2) Perquisites for any individual director were less than $10,000 in value.

     All outside directors receive a fee equal to $6,250 per quarter, except for Mr. Berenson, who receives an additional $3,750 per quarter for serving as Chairman of the Audit Committee. The Company does not have a stock or option award plan for its directors. Maurice Tempelsman and Leon Tempelsman do not receive a fee for their service on the Board and, as executive officers of the Company; their compensation is fully reflected in the Summary Compensation Table. Mr. Burstein does not receive any compensation for serving as the Secretary of the Company and credits his director’s fee against the legal fees of his firm incurred by the Company for each period for which a directors’ fee is paid.

Compensation Committee Interlocks and Insider Participation

     The Compensation Committee of the Board of Directors consists of Richard A. Berenson, Robert Del Genio and Lucien Burstein. Messrs. Berenson and Del Genio are not officers or employees of the Company. Mr. Burstein is the Secretary of the Company and of counsel to the law firm of Warshaw Burstein Cohen Schlesinger & Kuh, LLP, which firm serves as counsel to the Company. Mr. Burstein does not receive any compensation for serving as the Secretary of the Company and credits his director’s fee against the legal fees of his firm incurred by the Company for each period for which a director’s fee is paid. None of Messrs. Berenson, Del Genio or Burstein is affiliated with any principal stockholder of the Company.

Compensation Committee Report

The Compensation Committee does hereby state that:

(A)	As, required by Item 402(b) of Regulation S-K, the Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with the Company’s management; and

(B)	Based on the review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement.

Submitted by the Compensation Committee:

Richard A. Berenson
Lucien Burstein
Robert A. Del Genio

The foregoing report shall not be deemed incorporated by reference by any general statement or reference to this proxy statement into any filing under the Securities Act or under the Securities Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under those Acts.

Comparative Performance by the Company

     The following graph compares the market performance of the Common Stock for the previous five fiscal years to the American Stock Exchange Market Value Index (the “AMEX Index”) and a peer group of companies in the fine jewelry and accessories industry (the “Peer Group”).

     The Peer Group consists of the following companies: A.T. Cross Company and Tiffany & Co. The Company’s management is of the opinion that despite the existence of some similarities between the group of companies comprising the Peer Group and the Company, the Company is unique because of the products that it produces, the markets in which its products are sold, and its position as the only publicly traded diamond cutting and polishing company in the United States. Thus, comparisons made between the Company and the Peer Group are not necessarily accurate or reliable and do not necessarily reflect the relative performance data for the Company’s primary competition.

(1)	The cumulative total return for the securities comprising the Peer Group and the AMEX Index assumes the reinvestment of dividends. The total return for the Common Stock does not assume the reinvestment of dividends, since no dividends were declared on the Common Stock during the measurement period. The weighing of the securities comprising each index, according to their market capitalization, has been calculated at the end of each monthly period.

(2)	The AMEX Index tracks the aggregate price performance of equity securities of companies traded on the American Stock Exchange. The Common Stock is traded on the American Stock Exchange.

Transactions with Related Persons

     As described more fully above under “Retirement Benefit Plans,” the Company pays Leon Tempelsman and William Moryto an annual bonus in an amount equal to the income tax payable by each of Mr. Tempelsman and Mr. Moryto on the value of the term insurance protection received by each in such calendar year.

Communications with Directors

     The Board of Directors has provided for a formal process for shareholders to send communications to the Board. In order to communicate with the Board of Directors, any individual director or the non-management directors, correspondence should be addressed to the Board of Directors or any such individual director or the non-management directors by either name or title. All such correspondence should be sent “c/o Secretary of the Company” at the Company’s office at 19 West 44th Street New York, New York 10036. All communications received as set forth in the preceding paragraph will be opened by the office of the Company’s Vice President and Chief Financial Officer for the sole purpose of determining whether the contents represent a message to the directors of the Company. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board or the non-management directors, the Vice President and Chief Financial Officer’s office will make sufficient copies of the contents to send to each director who is a member of the group to which the communication is addressed.

Code of Ethics

       The Board has adopted a Code of Ethics for the Company’s President and senior financial officers, as required by the rules of the American Stock Exchange, and the Company has in place a Code of Ethics in the Conduct of the Company’s Business for the Company’s directors, officers and employees. The Company filed its Code of Ethics as Exhibit 14 to its Form 10-K Annual Report for the fiscal year ended May 31, 2004, as provided by rules of the Securities and Exchange Commission. The Company will provide to any person without charge, upon written request to the Company at the Company’s office at 19 West 44th Street New York, New York 10036, a copy of the Code of Ethics.

2. RATIFICATION OF THE APPOINTMENT OF AUDITORS
(Item 2 on the Proxy Card)

       The Board of Directors has appointed the firm of BDO Seidman as independent auditors for the Company and its subsidiaries for the fiscal year ending May 31, 2008 and recommends that the stockholders ratify that appointment. If a majority of the shares are not voted in favor of ratification, the Board will consider the appointment of other auditors for the ensuing fiscal year. The Board is advised that there is and has been no relationship between BDO Seidman and the Company or any of its subsidiaries other than the rendition of professional services. A representative of BDO Seidman is expected to be present at the Annual Meeting. The representative will have an opportunity to make a statement and will be available to respond to questions.

      The Board of Directors recommends that the stockholders vote FOR ratification of the appointment of BDO Seidman.

     3. PROPOSAL TO AMEND THE COMPANY'S CERTIFICATE OF
INCORPORATION TO EFFECT A REVERSE STOCK SPLIT FOLLOWED BY A
 FORWARD STOCK SPLIT OF THE COMMON STOCK
(Item 3 on the Proxy Card)

Summary

     The Board of Directors has authorized, and recommends for stockholder approval, a reverse 1-for-101 stock split followed immediately by a forward 101-for-1 stock split of the Common Stock. As permitted under Delaware state law, shares of stock of the Company which are converted into less than 1 share in the reverse split may be converted into the right to receive a cash payment from the Company. The reverse and forward stock splits, together with the related cash payments to stockholders with small holdings, are referred to herein as the “Reverse/Forward Split.” The Company believes the Reverse/Forward Split will result in significantly reduced shareholder record keeping and mailing expenses, and provide holders of fewer than 101 shares with a cost-effective way to cash out their investments efficiently.

     If approved, the Reverse/Forward Split is expected to take place on November 12, 2007. The proposed amendments to the Company’s Certificate of Incorporation necessary to effect the Reverse/Forward Split are attached to this Proxy Statement as Exhibits B-1 and B-2.

Effect on Stockholders

     If approved at the Annual Meeting, the Reverse/Forward Split will affect the Company’s stockholders as follows after completion:

Stockholder Status Prior to Reverse/Forward Split Registered stockholders holding 101 or more shares Registered stockholders holding fewer than 101 shares

Net Effect After
Completion of the Reverse/Forward split

None.

The stockholder’s shares will be converted into the right to receive cash at a price based on the trading value of the shares calculated at the time of the Reverse/Forward Split (see “Determination of Cash-out Price”). A stockholder will not have to pay any commissions or other fees on this cash-out. Holders of these shares will not have any continuing equity interest in the Company following the Reverse/Forward Split.

Reasons for the Reverse/Forward Split

     The Board of Directors recommends that the stockholders approve the Reverse/Forward Split for the following reasons, which are described in detail under “Background and Purpose of the Reverse/Forward Split” below. The Company has approximately 1,786 stockholders with fewer than 101 shares in their record accounts. Continuing to maintain accounts for these stockholders, including costs associated with required stockholder mailings, will cost the Company approximately $25,000 per year. The Reverse/Forward Split will reduce the number of stockholders with small accounts and result in significant cost savings for the Company.

     In addition, in many cases it is prohibitively expensive for stockholders with fewer than 101 shares to sell their shares on the open market. The Reverse/Forward Split cashes out these stockholders without transaction costs such as brokerage fees. However, if these stockholders do not want to cash out their holdings of stock, they may purchase additional shares on the open market to increase their holdings to at least 101 shares.

Structure of the Reverse/Forward Split

     If the Reverse/Forward Split is approved and occurs, the reverse split is expected to occur at 6:00 p.m. on November 12, 2007. All stockholders on such date will receive immediately following the reverse split 1 share of the Company’s Common Stock for every 101 shares of stock held in their accounts immediately prior to the reverse split. If a registered holder has 101 or more shares, any fractional share in such account will not be cashed out after the reverse split and the total number of shares held by such stockholder will not change as a result of the Reverse/Forward Split. Any registered stockholder who holds fewer than 101 shares of stock at the time of the reverse stock split (a “Cashed-Out Stockholder”), will receive a cash payment instead of fractional shares. This cash payment will be determined and paid as described below under “Determination of Cash-out Price.” Immediately following the forward split, all stockholders who are not Cashed-Out Stockholders will receive 101 shares of Common Stock for every 1 share of Common Stock they held immediately following the reverse stock split (i.e., if the reverse stock split were to occur at 6:00 p.m. on November 12, 2007, the forward stock split would occur at 6:01 p.m. on the same date). The Company intends that the Reverse/Forward Split treat stockholders holding shares in street name through a nominee (such as a bank or broker) in the same manner as stockholders whose shares are registered in their names and nominees will be instructed to effect the Reverse/Forward Split for their beneficial holders. Accordingly, the Company also refers to those street name holders who receive a cash payment instead of fractional shares as “Cashed-Out Stockholders.” However, nominees may have different procedures and Company stockholders holding shares in street name should contact their nominees.

Background and Purpose of the Reverse/Forward Split

     The Company has a stockholder base of approximately 2,500 stockholders, including approximately 1,709 registered stockholders.

     As of September 14, 2007, approximately 1,644 registered holders of the Company’s Common Stock owned fewer than 101 shares of stock. On such date, these stockholders represented approximately 96% of the total number of registered holders of the Company’s stock, but owned only approximately 0.045% of the total number of outstanding shares of stock.

     The Reverse/Forward Split will provide stockholders with fewer than 101 shares with a cost-effective way to cash out their investments, because the Company will pay all transaction costs such as brokerage or service fees in connection with the Reverse/Forward Split. In most other cases, small stockholders would likely incur brokerage fees disproportionately high relative to the market value of their shares if they wanted to sell their stock. In addition, some small stockholders might even have difficulty finding a broker willing to handle such small transactions. The Reverse/Forward Split, however, eliminates these problems for most small stockholders.

     Moreover, the Company will benefit from substantial cost savings as a result of the Reverse/Forward Split. The costs of administering each registered stockholder's account is the same regardless of the number of shares held in each account. Therefore, the Company’s costs to maintain thousands of small accounts are disproportionately high when compared to the total number of shares involved. In 2007, the Company expects that each registered stockholder will cost the Company approximately $11.50 for transfer agent fees and the printing and postage costs to mail the proxy materials and annual report. The Company also incurs costs associated with required mailings to stockholders holding shares in street name through a nominee (i.e., a bank or broker) and expects that these costs will only increase over time.

     In light of these disproportionate costs, the Board of Directors believes that it is in the best interests of the Company and its stockholders as a whole to eliminate the administrative burden and costs associated with approximately 1,786 record accounts with fewer than 101 shares. The Company expects that it will reduce the total cost of administering stockholder accounts by approximately $25,000 per year if the Reverse/Forward Split is completed.

Effect of the Reverse/Forward Split on the Company’s Stockholders

Stockholders with a Record Account of Fewer than 101 Shares

If the Company completes the Reverse/Forward Split, a Cashed-Out Stockholder:

  will not receive fractional shares of stock as a result of the reverse split in respect of the shares being cashed out;
  instead of receiving fractional shares, will receive a cash payment in respect of the affected shares. See “Determination of Cash-out Price”;
  after the reverse split, will have no further interest in the Company with respect to the cashed-out shares. These shares will no longer entitle the Cashed-Out Stockholder to the right to vote as a stockholder or share in the Company's assets, earnings, or profits or in any dividends paid after the reverse split;
  will not have to pay any service charges or brokerage commissions in connection with the Reverse/Forward Split; and
  as soon as practicable after the completion of the Reverse/Forward Split, will be entitled to receive a payment for the cashed out shares held immediately prior to the reverse split in accordance with the procedures described below.

If a Cashed-Out Stockholder holds certificated shares (i.e., not in street name), such stockholder will receive a transmittal letter from the Company as soon as practicable after the completion of the Reverse/Forward Split. The letter of transmittal will contain instructions on how to surrender the stock certificate(s) to the Company's transfer agent, Mellon Investor Services, LLC (“Mellon”), for cash payment. A Cashed-Out Stockholder will not receive cash payment until the stockholder surrenders the outstanding stock certificate(s) to Mellon, together with a completed and executed copy of the letter of transmittal. Cashed-Out Stockholders are advised not to send their certificates until they have received a letter of transmittal. For further information, see “Stock Certificates” below.

All amounts owed to a Cashed-Out Stockholder will be subject to applicable federal income tax and state abandoned property laws. A Cashed-Out Stockholder will not receive any interest on cash payments owed as a result of the Reverse/Forward Split.

A stockholder holding less than 101 shares prior to the reverse split who wants to continue to own stock after the Reverse/Forward Split may purchase a sufficient number of shares of Common Stock on the open market (including paying transaction costs) to hold at least 101 shares of common stock prior to the reverse split.

Registered Stockholders with 101 or More Shares of Common Stock

If a stockholder owns 101 or more shares of common stock as of 6:00 p.m. on the date of the Reverse/Forward Split, the Company will first convert the stockholder’s shares into one-one hundred and one first (1/101st) of the number of shares held immediately prior to the reverse split. One minute after the reverse split, at 6:01 p.m., the Company will reconvert the shares in the forward stock split into 101 times the number of shares held after the reverse split, which will equal the same number of shares held by the stockholder before the reverse split.

To illustrate the foregoing, if a stockholder owned of 505 shares of the Company’s common stock immediately prior to the reverse split, the shares would be converted to 5 shares in the reverse split and back to 505 shares in the forward split. As a result, the Reverse/Forward Split will not affect the number of shares that a stockholder holds, if the stockholder holds 101 or more shares of Common Stock immediately prior to the reverse split.

Street Name Holders of Common Stock

The Company intends that the Reverse/Forward Split treat stockholders holding Common Stock in street name through a nominee (such as a bank or broker) in the same manner as stockholders whose shares are registered in their names. Nominees will be instructed to effect the Reverse/Forward Split for their beneficial holders. However, nominees may have different procedures and stockholders holding Common Stock in street name should contact their nominees.

Current and Former Employees of the Company

If a stockholder is an employee of the Company (or a former employee), such person may hold options to purchase the Company’s stock through and/or own restricted stock through the Company’s 1997 Long Term Stock Incentive Plan. The Reverse/Forward Split will not affect the number of options a stockholder holds to acquire under the Plan. If a registered stockholder holds fewer than 101 restricted shares of the Company’s stock in a record account, those shares would be converted into the right to receive cash under the Reverse/Forward Split. However, the Company does not believe that there are any such accounts.

Determination of Cash-out Price

Under Delaware law, the Company may pay cash for the fair value of fractional shares held by stockholders who hold less than 1 share immediately after the reverse split. If stockholders approve this proposal at the Annual Meeting and the Reverse/Forward Split is completed, the Board of Directors will have the Company pay cash for the fractional shares based on the trading value of the common stock that is cashed out. The Cashed-Out Stockholders will receive cash equal to the Cash-out Price of the shares they held immediately prior to the reverse split. The Cash-out Price of each outstanding share of Common Stock at that time will be based on the average daily closing price per share of the Common Stock on the American Stock Exchange for the thirty trading days immediately before and including the date the Company effects the Reverse/Forward Split, without interest.

Effect of the Reverse/Forward Split on the Company

     The Reverse/Forward Split will not affect the public registration of the Common Stock with the Securities Exchange Commission under the Securities Exchange Act of 1934, as amended. Similarly, the Company does not expect that the Reverse/Forward Split will affect the Company's application for continued listing of the Common Stock on the American Stock Exchange.

     The number of shares of authorized Common Stock will not change as a result of the Reverse/Forward Split. On September 14, 2007 there were 8,259,300 shares of the Common Stock issued and outstanding. Upon the purchase of the fractional shares of the Cashed-Out Stockholders, the total number of outstanding shares of the Common Stock will be reduced by the number of shares held by the Cashed-Out Stockholders immediately prior to the reverse split.

     The total number of shares that will be purchased and the total cash to be paid by the Company are unknown. Also, the Company does not know what the average daily closing price per share of the Common Stock on the American Stock Exchange for the thirty trading days prior to and including the date of the Reverse/Forward Split will be. However, if the Reverse/Forward Split had been completed as of September 14, 2007 when the average daily closing price per share of the Common Stock for the thirty trading days immediately preceding and including such date was $7.68, then the cash payments that would have been issued to Cashed-Out Stockholders, including both registered and street name holders, instead of fractional shares would have been approximately $80,000, with approximately 10,755 shares of Common Stock purchased by the Company. The actual amounts will depend on the number of Cashed-Out Stockholders on the date of the Reverse/Forward Split. The par value of the Common Stock will remain at $1.00 per share after the Reverse/Forward Split.

Stock Certificates

     As described above, any Cashed-Out Stockholder with share certificates will receive a letter of transmittal after the Reverse/Forward Split is completed. These stockholders must complete and sign the letter of transmittal and return it with their stock certificate(s) to Mellon before they can receive cash payment for those shares.

Summary of Certain Federal Income Tax Consequences

     This summary is based on existing U.S. federal income tax law, which may change, even retroactively. This summary does not discuss all aspects of federal income taxation which may be important to a stockholder in light of individual circumstances. Many stockholders (such as financial institutions, insurance companies, broker-dealers, tax-exempt organizations, and foreign persons) may be subject to special tax rules. Other stockholders may also be subject to special tax rules, including, without limitation, stockholders who received Company stock as compensation for services or pursuant to the exercise of an employee stock option, or stockholders who have held, or will hold, stock as part of a straddle, hedging, or conversion transaction for federal income tax purposes. In addition, this summary does not discuss any state, local, foreign, or other tax considerations. This summary assumes that a stockholder is a U.S. citizen and has held, and will hold, the shares as capital assets for investment purposes under the Internal Revenue Code of 1986, as amended (the “Code”). Stockholders should consult their tax advisor as to the particular federal, state, local, foreign, and other tax consequences, in light of each stockholder’s specific circumstances.

     The Company believes that the Reverse/Forward Split will be treated as a tax-free “recapitalization” for federal income tax purposes. This will result in no material federal income tax consequences to the Company.

Federal Income Tax Consequences to Stockholders Who Are Not Cashed Out by the Reverse/Forward Split

     If a stockholder (1) continues to hold Common Stock immediately after the Reverse/Forward Split, and (2) receives no cash as a result of the Reverse/Forward Split, the stockholder will not recognize any gain or loss in the Reverse/Forward Split and will have the same adjusted tax basis and holding period in the Common Stock, as immediately prior to the Reverse/Forward Split.

Federal Income Tax Consequences to Cashed-Out Stockholders

     A Cashed-Out Stockholder’s tax consequences will depend on whether, in addition to receiving cash, the Cashed-Out Stockholder or a person or entity related to such stockholder continues to hold Common Stock immediately after the Reverse/Forward Split, as explained below.

     If a stockholder (1) receives cash in exchange for a fractional share as a result of the Reverse/Forward Split, (2) does not continue to hold any Common Stock immediately after the Reverse/Forward Split, but (3) is not related to any person or entity which holds Common Stock immediately after the Reverse/Forward Split, the stockholder will recognize capital gain or loss. The amount of capital gain or loss recognized will equal the difference between the cash received for the cashed-out stock and the aggregate adjusted tax basis in such stock.

     If a stockholder (1) receives cash in exchange for a fractional share as a result of the Reverse/Forward Split, (2) does not continue to hold any Common Stock immediately after the Reverse/Forward Split, and (3) is related to a person or entity who continues to hold Common Stock immediately after the Reverse/Forward Split, the stockholder will recognize gain in the same manner as set forth in the previous paragraph, provided that receipt of cash either (1) is “not essentially equivalent to a dividend,” or (2) is a “substantially disproportionate redemption of stock,” as described below.

     A stockholder will satisfy the “not essentially equivalent to a dividend” test if the reduction in the stockholder’s proportionate interest in the Company resulting from the Reverse/Forward Split is not considered a “meaningful reduction” given the stockholder’s particular facts and circumstances. The Internal Revenue Service has ruled that a small reduction by a minority stockholder whose relative stock interest is minimal and who exercises no control over the affairs of the corporation will meet this test.

     The receipt of cash in the Reverse/Forward Split will be deemed to be a “substantially disproportionate redemption of stock” for a stockholder if the percentage of the outstanding shares of Common Stock owned immediately after the Reverse/Forward Split is less than 80% of the percentage of shares of Common Stock owned by the stockholder immediately before the Reverse/Forward Split.

     In applying these tests, a stockholder will be treated as owning shares actually or constructively owned by certain individuals and entities related to that stockholder. If the taxable amount is not treated as capital gain under any of the tests, it will be treated first as ordinary dividend income to the extent of the stockholder’s ratable share of the Company’s undistributed earnings and profits, then as a tax-free return of capital to the extent of the stockholder’s aggregate adjusted tax basis in shares, and any remaining gain will be treated as capital gain.

     A STOCKHOLDER SHOULD CONSULT THE STOCKHOLDER’S TAX ADVISOR AS TO THE PARTICULAR FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF THE REVERSE/FORWARD SPLIT, IN LIGHT OF THE STOCKHOLDER’S SPECIFIC CIRCUMSTANCES.

Appraisal Rights

     Dissenting stockholders do not have appraisal rights under Delaware state law or under the Company's Certificate of Incorporation or By-laws in connection with the Reverse/Forward Split.

Reservation of Rights

     The Company reserves the right to abandon the Reverse/Forward Split without further action by its stockholders at any time before the filing of the amendments to the Company’s Certificate of Incorporation with the Delaware Secretary of State, even if the Reverse/Forward Split has been authorized by its stockholders at the Annual Meeting. By voting in favor of the Reverse/Forward Split, a stockholder is expressly also authorizing the Company to determine not to proceed with the Reverse/Forward Split if it should so decide.

     The Board of Directors recommends that the stockholders vote FOR this proposal.

4. OTHER BUSINESS

     As of the date hereof, the Board of Directors does not know of any matter which will come before the meeting other than the business specified in the foregoing notice of meeting. However, the enclosed proxy gives discretionary authority if any other matters are presented at the meeting or any adjournment thereof and it is intended that the persons named in the proxy will vote in accordance with their best judgment.

Solicitation of Proxies

     Solicitation of proxies is being made by the Board of Directors through the mail, in person, and by telegraph and telephone. In addition, the Company will request banks, brokers, and other custodians, nominees, and fiduciaries to obtain voting instructions from the beneficial owners and will pay their expenses for so doing. The cost of soliciting proxies will be borne by the Company.

Stockholder Proposals for the 2008 Annual Meeting of Stockholders

     Stockholders who wish to have proposals included in the proxy statement and form of proxy to be furnished by the Board of Directors in connection with the Company’s 2008 Annual Meeting of Stockholders must submit such proposals so that they are received by the Company no later than June 6, 2008. Please direct such proposals to the attention of the Secretary of the Company.

Householding Notice

     The SEC has adopted rules that allow the Company to deliver a single copy of each of the annual report, proxy statement and other documents related to a shareholder meeting to any household at which two or more shareholders reside who share the same last name or whom we believe to be members of the same family. This procedure is referred to as “householding.” If you share the same last name and address with one or more shareholders, unless the Company receives contrary instructions from you (or from one of these other shareholders), you and all other shareholders who have your last name and live at the same home address will receive only one copy of any of the Company’s annual report, proxy statement for Annual Meeting of Shareholders and other documents the Company files and delivers in connection with any other meeting of shareholders. A separate proxy card for each registered shareholder who shares your last name and lives at your home address will be included with householded materials.

     If you participate in householding but wish to receive a separate copy of this proxy statement or annual report to shareholders for any reason, the Company will deliver a separate copy of these documents to you promptly upon your written or oral request. Such requests should be directed to “c/o Secretary of the Company” at the Company’s office at 19 West 44th Street New York, New York 10036. You may opt out of householding at any time prior to 30 days before the mailing of proxy materials each year, which you can measure by reference to the date 30 days before the mailing date of the proxy statement for the prior year’s Annual Meeting.

     If the Company does not hear from you by the deadlines described above, you will be deemed to have consented to the delivery of only one set of these documents to your household for future meetings. The Company intends to household indefinitely, and your consent will be perpetual unless you revoke it. If you revoke your consent, we will begin sending you individual copies of these documents within 30 days after we receive your revocation notice.

     Your participation in the householding program is encouraged. It will reduce the volume of duplicate information received at your household as well as the cost to us of preparing and mailing duplicate materials. As an alternative to householding, you may wish to receive documents electronically. Instructions for consenting to electronic delivery are described on the Proxy Card under the heading “Electronic Delivery of Proxy Materials.” If you consent to electronic delivery, we will not be householding so you need not call the phone number above to object to householding.

     The Company has been notified that some brokers and banks will household proxy materials. If your shares are held in “street name” by a broker, bank or other nominee, you may request information about householding from your bank, broker or other holder of record.

By order of the Board of Directors, LEON TEMPELSMAN, President

New York, New York
October 9, 2007

EXHIBIT A

AMENDED AND RESTATED AUDIT COMMITTEE CHARTER

DATED AUGUST 11, 2004

Purpose

The Audit Committee is appointed by the Board to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the independent auditor’s qualifications and independence, (3) the performance of the Company’s internal audit function and independent auditors, and (4) the compliance by the Company with legal and regulatory requirements.

The Audit Committee shall prepare the report required by the rules of the Securities and Exchange Commission (the “Commission”) to be included in the Company’s annual proxy statement.

Committee Membership

The Audit Committee shall consist of no fewer than three members. The members of the Audit Committee shall meet the independence and experience requirements of the American Stock Exchange (“AMEX”), Section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations of the Commission. At least one member of the Audit Committee shall be an audit committee financial expert as defined by the Commission.

The members of the Audit Committee shall be appointed by the Board. Audit Committee members may be replaced by the Board.

Meetings

The Audit Committee shall meet as often as it determines, but not less frequently than quarterly. The Audit Committee shall meet periodically in separate executive sessions with management (including the chief financial officer and chief accounting officer), the internal auditors, if applicable, and the independent auditor, and have such other direct and independent interaction with such persons from time to time as the members of the Audit Committee deem appropriate. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

Committee Authority and Responsibilities

The Audit Committee shall have the sole authority to appoint or replace the independent auditor (subject, if applicable, to shareholder ratification). The Audit Committee shall be directly responsible for the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditor shall report directly to the Audit Committee.

The Audit Committee shall pre-approve all auditing services, internal control-related services and permitted non-audit services (including the terms thereof) to be performed for the Company by its independent auditor, subject to the de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

The Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors.

The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report and to any advisors employed by the Audit Committee.

The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

The Audit Committee, to the extent it deems necessary or appropriate, shall:

Financial Statement and Disclosure Matters

Review and discuss with management and the independent auditor the annual audited financial statements, including disclosures made in management’s discussion and analysis, and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

Review and discuss with management and the independent auditor the Company’s quarterly financial statements prior to the filing of its Form 10-Q, including the results of the independent auditor’s review of the quarterly financial statements.

Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles.

Review and discuss with management and the independent auditor any major issues as to the adequacy of the Company’s internal controls and any special steps adopted in light of material control deficiencies and the adequacy of disclosures about changes in internal control over financial reporting.

Review and discuss with management (including the senior internal audit executive, if applicable) and the independent auditor the Company’s internal controls report and the independent auditor’s attestation of the report prior to the filing of the Company’s Form 10-K.

Review and discuss quarterly reports from the independent auditors on:

(i) All critical accounting policies and practices to be used;

(ii) All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and

(iii) Other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

Review disclosures made to the Audit Committee by the Company’s CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

Oversight of the Company’s Relationship with the Independent Auditor

Evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, taking into account the opinions of management and internal auditors, if applicable. The Audit Committee shall present its conclusions with respect to the independent auditor to the Board.

Ensure the rotation of the partners responsible for reviewing the audit as required by law. Consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the independent auditing firm on a regular basis.

Recommend to the Board policies for the Company’s hiring of employees or former employees of the independent auditor.

Discuss with the independent auditor material issues on which the national office of the independent auditor was consulted by the Company’s audit team.

Meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit.

Oversight of the Company’s Internal Audit Function

Review the significant reports to management prepared by the internal auditing department and management’s responses, if applicable.

Compliance Oversight Responsibilities

Obtain from the independent auditor assurance that Section 10A(b) of the Exchange Act has not been implicated.

Obtain reports from management, the Company’s senior internal auditing executive, if applicable, and the independent auditor that the Company is in conformity with applicable legal requirements and the Company’s Code of Business Conduct and Ethics.

Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Company’s financial statements or accounting policies.

Discuss with the Company’s General Counsel legal matters that may have a material impact on the financial statements or the Company’s compliance policies and internal controls.

Limitation of Audit Committee’s Role

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

Audit Committee Pre-Approval Policy

     I. STATEMENT OF PRINCIPLES

          The Audit Committee must pre-approve the audit and non-audit services performed by the independent auditor in order to assure that the provision of such services does not impair the auditor's independence. Before the Company or any of its subsidiaries engages the independent auditor to render a service, the engagement must be either:

(1)    specifically approved by the Audit Committee; or

(2)    entered into pursuant to this Pre-Approval Policy.

The appendices to this Pre-Approval Policy describe in detail the particular audit, audit-related, tax and other services that have the pre-approval of the Audit Committee pursuant to this Pre-Approval Policy. The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee shall periodically revise the list of pre-approved services.

     II. DELEGATION

            The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee may not delegate to management the Audit Committee’s responsibilities to pre-approve services performed by the independent auditor.

     III. AUDIT SERVICES

            The Audit Committee must specifically pre-approve the terms of the annual audit services engagement. The Audit Committee shall approve, if necessary, any changes in terms resulting from changes in audit scope, Company structure or other matters.

            In addition to the annual audit services engagement approved by the Audit Committee, the Audit Committee may grant pre-approval for other audit services, which are those services that only the independent auditor reasonably can provide. The Audit Committee has pre-approved the audit services listed in Appendix A. All other audit services not listed in Appendix A must be specifically pre-approved by the Audit Committee.

     IV. AUDIT-RELATED SERVICES

          Audit-related services, including internal control-related services, are assurance and related services that are reasonably related to the performance of the audit or review of the Company's financial statements and/or the Company’s internal control over financial reporting and that are traditionally performed by the independent auditor. The Audit Committee believes that the provision of audit-related services does not impair the independence of the auditor, and has pre-approved the audit-related services listed in Appendix B. All other audit-related services not listed in Appendix B, and all internal control-related services, must be specifically pre-approved by the Audit Committee.

     V. TAX SERVICES

          The Audit Committee believes that the independent auditor can provide tax services to the Company such as tax compliance, tax planning and tax advice without impairing the auditor's independence. However, the Audit Committee shall scrutinize carefully the retention of the independent auditor in connection with any tax-related transaction initially recommended by the independent auditor. The Audit Committee has pre-approved the tax services listed in Appendix C. All tax services not listed in Appendix C must be specifically pre-approved by the Audit Committee.

     VI. OTHER SERVICES

          The Audit Committee may grant pre-approval to those permissible non-audit services classified as other services that it believes would not impair the independence of the auditor, including those that are routine and recurring services. The Audit Committee has pre-approved the other services listed in Appendix D. Permissible other services not listed in Appendix D must be specifically pre-approved by the Audit Committee.

          A list of the Securities and Exchange Commission’s (the “SEC”) prohibited non-audit services is attached to this Pre-Approval Policy as Exhibit 1. The rules of the SEC and the Public Company Accounting Oversight Board (the “PCAOB”) and relevant guidance should be consulted to determine the precise definitions of these services and the applicability of exceptions to certain of the prohibitions.

     VII. PRE-APPROVAL FEE LEVELS

          The Audit Committee may consider the amount or range of estimated fees as a factor in determining whether a proposed service would impair the auditor's independence. Where the Audit Committee has approved an estimated fee for a service, the pre-approval applies to all services described in the approval. However, in the event the invoice in respect of any such service is materially in excess of the estimated amount or range, the Audit Committee must approve such excess amount prior to payment of the invoice. The Audit Committee expects that any requests to pay invoices in excess of the estimated amounts will include an explanation as to the reason for the overage. The Company’s independent auditor will be informed of this policy.

     VIII. SUPPORTING DOCUMENTATION

          With respect to each proposed pre-approved service, the independent auditor must provide the Audit Committee with detailed back-up documentation regarding the specific services to be provided.

     IX. PROCEDURES

          The Company’s management shall inform the Audit Committee of each service performed by the independent auditor pursuant to this Pre-Approval Policy.

          Requests or applications to provide services that require separate approval by the Audit Committee shall be submitted to the Audit Committee by both the independent auditor and the Chief Financial Officer or other designated officer, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s and the PCAOB’s rules on auditor independence.

Appendix A

Pre-Approved Audit Services for Fiscal Year [______]
Dated:                     , [______]

Service	Estimated Range of Fees
Statutory audits or financial audits for subsidiaries or affiliates of the Company
Services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings (e.g., comfort letters, consents), and assistance in responding to SEC comment letters
Consultations by the Company’s management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, PCAOB, FASB, or other regulatory or standard-setting bodies (Note: Under SEC rules, some consultations may be “audit-related” services rather than “audit” services)

Appendix B

Pre-Approved Audit Services for Fiscal Year [______]
Dated:                     , [______]

Service	Estimated Range of Fees
Due diligence services pertaining to potential business acquisitions/dispositions
Financial statement audits of employee benefit plans
Agreed-upon or expanded audit procedures related to accounting and/or billing records required to respond to or comply with financial, accounting or regulatory reporting matters
Consultations by the Company’s management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, PCAOB, FASB, or other regulatory or standard-setting bodies (Note: Under SEC rules, some consultations may be “audit” services rather than “audit-related” services)
Attest services not required by statute or regulation

Appendix C

Pre-Approved Audit Services for Fiscal Year [______]
Dated:                     , [______]

Service	Estimated Range of Fees
U.S. federal, state and local tax planning and advice

U.S. federal, state and local tax compliance

International tax planning and advice

International tax compliance

Review of federal, state, local and international income, franchise and other tax returns

Licensing [or purchase] of income tax preparation software from the independent auditor, provided the functionality is limited to preparation of tax returns

Appendix D

Pre-Approved Audit Services for Fiscal Year [______]
Dated:                     , [______]

Service	Estimated Range of Fees

Exhibit 1

Prohibited Non-Audit Services

  Bookkeeping or other services related to the accounting records or financial statements of the audit client
  Financial information systems design and implementation
  Appraisal or valuation services, fairness opinions or contribution-in-kind reports
  Actuarial services
  Internal audit outsourcing services
  Management functions
  Human resources
  Broker-dealer, investment adviser or investment banking services
  Legal services
  Expert services unrelated to the audit

EXHIBIT B-1
REVERSE SPLIT

CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION OF
LAZARE KAPLAN INTERNATIONAL INC.

     Lazare Kaplan International Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),

       DOES HEREBY CERTIFY:

     FIRST: That at a regular meeting of the members of the board of directors of the Corporation, resolutions were duly adopted setting forth proposed amendments to the Certificate of Incorporation of the Corporation and declaring such amendments to be advisable. The resolutions setting forth the proposed amendments are as follows:

RESOLVED, that, accordingly, upon approval by the requisite vote of the holders of the Common Stock, and the filing of the requisite certificate of amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware, the first paragraph of Article IV of the Corporation's Certificate of Incorporation be amended to read in its entirety as follows:

“Without regard to any other provision of this Certificate of Incorporation (including, without limitation, all of the provisions of Article IV, all of which are hereby amended as and to the extent necessary to allow the matters and transactions contemplated and effected hereby), each one (1) share of Common Stock, $1.00 par value per share (“Common Stock”), either issued and outstanding or held by the Corporation as treasury stock, immediately prior to the time this amendment becomes effective shall be and are hereby automatically reclassified and changed (without any further act) into one-one hundred and one first (1/101st) of a fully-paid and nonassessable share of Common Stock, without increasing or decreasing the amount of stated capital or paid-in surplus of the Corporation, provided that no fractional shares shall be issued to any holder of fewer than 101 shares of Common Stock immediately prior to the time this amendment becomes effective, and that instead of issuing such fractional shares, the Corporation shall pay in cash the fair value of such fractions of a share as of the time when this amendment becomes effective.

The Corporation is authorized to issue 1,618,811.88 shares of capital stock of which (a) 118,811.88 shares shall be shares of Common Stock, and (b) 1,500,000 shares shall be shares of Preferred Stock, $.01 par value per share.”

     SECOND: That at the annual meeting of stockholders, such amendments were duly adopted in accordance with the applicable provisions of Sections 242 of the General Corporation Law of the State of Delaware.

     THIRD: The effective date and effective time of the amendment provided for in this Certificate shall be November 12, 2007 at 6:00 p.m.

     IN WITNESS WHEREOF, Lazare Kaplan International Inc. has caused this certificate to be signed by its President this 12th day of November, 2007.

By:
Name: Title:

EXHIBIT B-2
FORWARD SPLIT

CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION OF
LAZARE KAPLAN INTERNATIONAL INC.

     Lazare Kaplan International Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),

       DOES HEREBY CERTIFY:

     FIRST: That at a regular meeting of the members of the board of directors of the Corporation, resolutions were duly adopted setting forth proposed amendments to the Certificate of Incorporation of the Corporation and declaring such amendments to be advisable. The resolutions setting forth the proposed amendments are as follows:

RESOLVED, that, accordingly, upon approval by the requisite vote of the holders of each of the Common Stock, and the filing of the requisite certificate of amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware, immediately following completion of the Reverse Stock Split, the first paragraph of Article IV of the Corporation's Articles of Incorporation be amended to read in its entirety as follows:

“Without regard to any other provision of this Certificate of Incorporation (including, without limitation, all of the provisions of Article IV, all of which are hereby amended as and to the extent necessary to allow the matters and transactions contemplated and effected hereby), each one (1) share of Common Stock, $1.00 par value per share (“Common Stock”), either issued and outstanding or held by the Corporation as treasury stock (and including each fractional share held by any stockholder and each fractional interest held by the Corporation or its agent pending disposition on behalf of those entitled thereto), immediately prior to the time this amendment becomes effective shall be and hereby is automatically reclassified and changed (without any further act) into one hundred one (101) fully-paid and nonassessable shares of Common Stock (or, with respect to such fractional shares and interests, such lesser number of shares and fractional shares or interests as may be applicable based upon such 1 to 101 ratio), without increasing or decreasing the amount of stated capital or paid-in surplus of the Corporation, provided that no fractional shares shall be issued.

The Corporation is authorized to issue 13,500,000 shares of capital stock of which (a) 12,000,000 shares shall be shares of Common Stock, and (b) 1,500,000 shares shall be shares of Preferred Stock, $.01 par value per share.”

     SECOND: That at the annual meeting of stockholders, such amendments were duly adopted in accordance with the applicable provisions of Sections 242 of the General Corporation Law of the State of Delaware.

       THIRD: The effective date and effective time of the amendment provided for in this Certificate shall be November 12, 2007 at 6:01 p.m.

     IN WITNESS WHEREOF, Lazare Kaplan International Inc. has caused this certificate to be signed by its President this 12th day of November, 2007.

By:
Name: Title:

LAZARE KAPLAN INTERNATIONAL INC.

YOUR VOTE IS IMPORTANT, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE DATE, MARK AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENVELOPE PROVIDED	NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

	FOR all nominees listed to the left (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for all nominees listed to the left
(1) ELECTION OF DIRECTORS
01 Maurice Tempelsman, 02 Leon Tempelsman, 03 Lucien Burstein, 04 Richard A. Berenson, 05 Robert A. Del Genio

	☐	☐
(INSTRUCTION: To withhold authority to vote for individual nominee, strike a line right through that nominee’s name in the space provided above)

	FOR	AGAINST	ABSTAIN
(2) Proposal to ratify the appointment of BDO Seidman, LLP as the Company’s independent registered public accounting firm for the fiscal year ending May 31, 2008.	☐	☐	☐

(3) Proposal to amend the Company’s certificate of incorporation to effect a reverse stock split followed by a forward stock split of the Company’s common stock.	☐	☐	☐

(4) In their discretion, upon such other matters as properly may come before the Annual Meeting.

Any of such attorneys and proxies, or their substitutes (or if only one, that one) at said Annual Meeting, and any adjournments thereof, may exercise all of the powers hereby given. Any proxy heretofore given is hereby revoked.

Receipt is acknowledged of the Notice of Annual Meeting of shareholders, the Proxy Statement accompanying said Notice and the Annual Report to Stockholders for the fiscal year ended May 31, 2007.

Each of the foregoing matters has been proposed by the Company and is not conditioned on the approval of any other matter.

IN WITNESS WHEREOF, the undersigned has signed this proxy.

Date:	. 2007

Stockholder(s) Signature

Stockholder(s) Signature

Signature(s) of stockholder should correspond exactly with the name(s) shown hereon. If shares are held jointly, both holders should sign. Attorneys, executors, administrators, trustees, guardians or others signing in a representative capacity should give their full titles. Proxies executed in the name of a corporation should be signed on behalf of the corporation by its president or other authorized officer.

▲FOLD AND DETACH HERE ▲

LAZARE KAPLAN INTERNATIONAL INC.

YOUR VOTE IS IMPORTANT, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE DATE, MARK AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENVELOPE PROVIDED	NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT
WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.proxyvoting.com/lki Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

LAZARE KAPLAN INTERNATIONAL INC. Proxy - Annual Meeting of Shareholders - November 8, 2007 (Solicited on Behalf of the Board of Directors)

The undersigned stockholder of Lazare Kaplan International Inc. hereby constitutes and appoints Leon Tempelsman, Lucien Burstein and William H. Moryto, and each of them, the attorneys and proxies of the undersigned, with full power of substitution and revocation, to represent and to vote on behalf of the undersigned all of the shares of the Company’s Common Stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the Sofitel Hotel, 45 West 44th Street, Second Floor, Trocadero Room, New York, NY on November 8, 2007, at 10 a.m. and at any adjournments thereof, upon the following proposals which are more fully described in the notice of, and proxy statement for, the Annual Meeting.

NOTE: This proxy, properly filled in, dated and signed, should be returned promptly in the enclosed postpaid envelope to Mellon Investor Services, Proxy Processing, P.O. Box 1680, Manchester, CT 06045-9986.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND EACH OF THE ABOVE PROPOSALS AND IN THE DISCRETION OF THE PROXIES ON ALL OTHER MATTERS.

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE ▲

ANNUAL MEETING OF STOCKHOLDERS

LAZARE KAPLAN INTERNATIONAL INC.

FRIDAY, NOVEMBER 8, 2007
10:00 A.M.
SOFITEL HOTEL
45 WEST 44th STREET
SECOND FLOOR, TROCADERO ROOM
NEW YORK, NY 10036

AGENDA:
•	ELECTION OF DIRECTORS

•	RATIFICATION OF THE APPOINTMENT OF BDO SEIDMAN, LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY

•	PROPOSAL TO AMEND THE COMPANY’S CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT FOLLOWED BY A FORWARD STOCK SPLIT OF THE COMPANY’S COMMON STOCK.

•	OTHER BUSINESS

You can now access your Lazare Kaplan International Inc. account online.

Access your Lazare Kaplan International Inc. stockholder account online via Investor ServiceDirect ®, (ISD).

Mellon Investor Services LLC, Transfer Agent for Lazare Kaplan International Inc., now makes it easy and convenient to get current information on vour stockholder account.

•	View account status	•	Make address changes
•	View certificate history	•	Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com/isd

For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time